Exhibit 10.14

SEPARATION AGREEMENT

Separation Agreement (“Agreement”), by and between Ram D. Wertheim who resides at Two Catamount Road Westport, CT 06880 (the “Executive”) and MBIA Services Corporation (the “Employer”) on behalf of any of its past or present parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors and assigns, and any of its or their past or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (collectively the “MBIA Entities and Persons”).

1. Separation from Employment. The Executive agrees that from and after March 2, 2017, he will step down from his position as Chief Legal Officer and Secretary of MBIA Inc. (“MBIA”) and will resign from all of his other positions with MBIA and/or its affiliates (including the Employer) (collectively, the “MBIA Entities”), except that, unless terminated by the Executive or the Employer earlier, the Executive will remain employed as an employee of the Employer and retain the title of Executive Vice President of MBIA until January 1, 2018, which (unless terminated by the Executive or the Employer earlier) shall be the last day of the Executive’s employment (the last day of employment being referred to herein as the “Separation Date”). From and after March 2, 2017 through the Separation Date, the Executive will make himself available to the Employer as may be reasonably necessary to provide transition and other reasonable services as the Employer may request.

2. Consideration for this Agreement. Subject to the Executive’s compliance with the terms and conditions of this Agreement, the Executive shall be entitled to the payments and benefits described in the Severance Terms attached as Exhibit A to this Agreement (the “Severance Terms”). The Executive’s right to receive the payments and benefits set forth in Section 2 of the Severance Terms (the “Severance Benefits”) is conditioned upon the Executive’s executing and not revoking a release of claims in favor of the MBIA Entities and Persons, a form of which is attached as Exhibit B to this Agreement, after the Separation Date but not later than 28 days after the Separation Date. The Executive acknowledges that the Severance Benefits: (i) in his view, exceed any payment, benefit, or other thing of value to which he might otherwise be entitled under any policy, plan, or procedure of the MBIA Entities or pursuant to any prior agreement or contract (oral, written or otherwise) between any MBIA Entity and the Executive; and (ii) shall be in full discharge of any and all liabilities and obligations of the MBIA Entities to the Executive, monetarily or with respect to employee benefits (except for vested benefits under any MBIA employee benefit pension plan) or otherwise, any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the MBIA Entities and/or any alleged understanding or arrangement between the Executive and any MBIA Entity.

3. Restrictions on Post-Employment Activities. Payment of the Severance Benefits is conditional on the Executive’s compliance with the restrictions of this paragraph during the Executives employment and for a period of two years following the Separation Date (the “Restriction Period”). During the Restriction Period, the Executive shall not engage in any of the activities described below:

a. Except with the prior written consent of the Employer’s CEO, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any monoline financial guarantee company, whether currently in existence or formed after the date hereof, which currently includes Assured Guaranty, BAM, AMBAC, FGIC, Syncora or any of their affiliates or successors or with any other company that is established for the purposes of providing financial guaranty or similar credit enhancement products, that would compete with MBIA. Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Executive from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation or from the general practice of law.

b. Directly or indirectly (i) hire, solicit, or help another person or entity to hire or solicit any employee of any MBIA Entity or any person who has been an employee of any MBIA Entity within a one year period prior to the first date on which the Executive attempts to hire, solicit or help another person or entity to hire or solicit such person or (ii) induce or encourage any employee of any MBIA Entity to leave such MBIA Entity’s employ.

4. Confidential Information. Subject to Section 11, the Executive agrees that he will not use for his own benefit or disclose to third parties any Confidential Information, as defined herein, relating to any MBIA Entity and its businesses, including any Confidential Information of customers of any MBIA Entity, obtained by him during his employment and not otherwise public knowledge or known within the applicable industry (other than by acts by the Executive in violation of this Agreement). For purposes of this Agreement, “Confidential Information” shall include, without limitation, information not otherwise known in the applicable industry and/or not previously disclosed to the public by any MBIA Entity or its management (other than the Executive) with respect to the operations, facilities and methods, strategies, trade secrets and other intellectual property, systems, procedures, technical know-how, methods of investment, processes, customers, clients, investors, markets, marketing methods, manuals, confidential reports, fee information, finances, financial or listing information (including, without limitation, the revenues, costs or profits associated with any activities or products of the MBIA Entities, business plans, prospects, budgetary objectives, opportunities or other information of or relating to the MBIA Entities). “Confidential Information” shall not include information which is known within the applicable industry or is or becomes generally available to the public other than as a result of disclosure by the Executive in violation of this paragraph.

5. Non-Disparagement.

a. Subject to Section 11, the Executive agrees that he will not publicly disparage or encourage or induce others to publicly disparage the MBIA Entities and Persons. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the MBIA Entities and Persons or any individual or entity with whom any MBIA Entity has a business relationship which would adversely affect in any manner (i) the conduct of the business of the MBIA Entities (including, without limitation, any business plans or prospects) and/or (ii) the business reputation of the MBIA Entities and Persons.

b. The Executive agrees that he will direct all requests for employment references or verification to the Managing Director, Human Resources of the Employer (currently Liz Blasius, located at 1 Manhattanville Rd., Suite 301, Purchase, NY 10577), and to no other person at the MBIA Entities. The Managing Director, Human Resources of the Employer shall respond to any such request in accordance with Employer policy providing only neutral employment information, and will make no statements that disparage the Executive.

6. Cooperation.

a. The Executive agrees that, subject to his reasonable scheduling needs, he will reasonably cooperate, including participation in telephonic or in-person meetings or interviews reasonably requested from time to time, with the MBIA Entities and their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. MBIA will reimburse the Executive for reasonable out-of-pocket expenses incurred and relating to his compliance with requests from the MBIA Entities made in accordance with or in furtherance of this paragraph.

b. Subject to Section 11, the Executive agrees that, in the event he is subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment with any MBIA Entity, he will give prompt notice of such request to the Managing Director, Human Resources of the Employer (currently Liz Blasius, located at 1 Manhattanville Rd., Suite 301, Purchase, NY 10577), and will make no disclosure until the MBIA Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Executive understands that nothing contained in this Agreement is intended to prohibit or restrict the Executive from providing truthful information concerning his employment with any MBIA Entity or the MBIA Entities’ business, to any governmental, regulatory or self-regulatory agency or in response to any inquiry or investigation conducted by any such governmental or regulatory or self-regulatory authority, or in any legal action in which he is subpoenaed pursuant to properly issued legal process.

7. Return of Company Property. The Executive agrees that, upon his termination of employment, he shall promptly return to the Employer all Employer property and all copies thereof in his possession or control.

8. Injunctive Relief and Other Remedies with Respect to Promises Made. The Executive agrees that if he breaches any of the terms of paragraphs (including subparagraphs) 3 through 7, it shall constitute a material breach of this Agreement as to which the MBIA Entities and Persons may seek all available relief under law, including, but not limited to, recoupment of the amounts paid to the Executive pursuant to the Severance Terms. The Executive also agrees that his obligations with respect to the restrictive covenants contained in paragraph 3 herein relate to special, unique and extraordinary matters and a violation of any of the terms of such covenants and obligations will cause the MBIA Entities and Persons irreparable injury for which adequate remedies are not available at law. Therefore, the MBIA Entities and Persons shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These remedies are cumulative and are in addition to any other rights and remedies the MBIA Entities may have at law or in equity. In the event the Executive breaches any provision of this Agreement in any material respect, in addition to any remedy at law or in equity, the Executive shall not be entitled to receive any Severance Benefits.

9. Non-Admission. This Agreement is not intended, and shall not be construed, as an admission that any of the MBIA Entities and Persons has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive.

10. Severability; Reformation. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, and such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable. In addition, upon any finding by a court or agency of competent jurisdiction that any provision of this Agreement is illegal, void, or unenforceable, the Executive agrees, unless otherwise prohibited by law, to execute a release, waiver and/or covenant that is/are legal and enforceable; provided that the expiration of the Restriction Period set forth in paragraph 3 shall not be extended.

11. Permitted Actions. Nothing in this Agreement, including but not limited to any confidentiality, non-disclosure, non-disparagement, or cooperation provisions, waives or limits the Executive’s right to report possible violations of law or regulation to any governmental agency or federal or state regulatory authority or self-regulatory organization, making other disclosures that are protected under any law or regulation, or to cooperate with any investigation or proceeding by a governmental agency, federal or state regulatory authority, or self-regulatory organization.

12. Agreement as Evidence. The Executive agrees that this Agreement may only be used as evidence in a subsequent proceeding in which one of the parties alleges a breach of and/or indemnification under this Agreement.

13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of law.

14. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15. Entire Agreement. The Executive understands that this Agreement and the documents referred to herein, constitute the complete understanding between the MBIA Entities and the Executive, and supersedes any and all agreements, understandings, and discussions, whether written or oral between the Executive and the MBIA Entities. No other promises or agreements shall be binding unless in writing and signed by both MBIA or the Employer and the Executive.

16. No Waiver by Breach or Default. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.

17. Headings and Captions. The headings and captions in this Agreement are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

Signature:	/s/ Ram Wertheim
Ram D. Wertheim

Dated: February 28, 2017

MBIA Services Corporation

By:	/s/ Elizabeth Blasius
Name:	Elizabeth Blasius
Title:	Managing Director

Date: February 28, 2017

Exhibit A to

Separation Agreement

Confidential

Severance Terms

For Ram D. Wertheim

This document sets forth the severance benefits that Ram D. Wertheim (“you”) will be eligible to receive as described below. The severance benefits being offered to you as described below are subject to the terms set forth in the Separation Agreement of which this Exhibit is a part (the “Agreement”), including without limitation, your executing and not revoking a release as provided in Section 2 of the Agreement.

Section 1: Compensation and Benefits For Services Performed During 2017

•	2017 Salary and Benefits: During your continued employment, you will continue to receive your base salary at the current level and to participate in the same benefit plans available to all employees of the Employer as long as you continue to be an employee of Employer.

•	2017 Performance Bonus and LTI Grant: Unless your employment is terminated for “cause”, you will be entitled to receive a cash performance bonus for 2017 based on individual and company performance with the target bonus amount being $600,000 for the year. In addition, unless your employment is terminated for “cause”, in lieu of the long term incentive restricted stock award for 2017, you will receive a cash payment in an amount equal to the target LTI amount of $750,000. Such amounts will be paid to you at the same time as they are paid to other members of the senior management team regardless of whether you are employed by MBIA when they are paid. Further, on April 2, 2019, the Company will pay you $60,000 in lieu of the contribution it would have made to your non-qualified deferred compensation retirement account in respect of the 2017 bonus that will be paid in 2018.

Section 2: Severance Benefits

•	Severance: Unless your employment is terminated for “cause”, you will be eligible to receive a severance payment in an amount of $$750,000 (the “Severance Payment”). In addition, the Company will pay to you the sum of $250,000 (the “Additional Amount”) in consideration for your agreement that the unvested grant of 100,000 shares of performance based restricted stock pursuant to Section 3(c) of the Cash Retention Award and Restricted Stock Agreement dated December 21, 2012 is hereby forfeited in its entirety. The Severance Payment and the Additional Amount (less applicable taxes and withholdings) will be paid to you as practicable following your last day of employment, but not later than March 15, 2018.

•	Continued Vesting of Restricted Stock: Notwithstanding your termination of employment as contemplated hereunder and subject to your continued compliance with Section 3 of the Separation Agreement, all unvested grants to you of Restricted Stock including the 59,242 shares of restricted granted to you on March 3, 2016 and all shares of restricted stock to be granted to you in March 2017 for the 2016 performance year, will not be subject to forfeiture as a result of your termination of employment hereunder but shall continue to vest in accordance with the terms of such grants and shall be treated as follows:

(i) any unvested shares of time based restricted stock shall all vest on January 2, 2020 and shall not be subject to any restrictions on transfer from and after January 2, 2020 and you shall have the option to satisfy any tax liability arising from such vesting through “net share settlement” consistent with the Company’s practices for net share settlements for executives of the Company (the “Net Settlement Procedures”); and

(ii) the number of shares of performance based restricted stock to be granted to you in March of 2017 (the “Performance Based Shares”) that shall have been earned by you in accordance with the terms of the grant shall be fully vested on January 2, 2020 and you shall have the option to satisfy any tax liability arising from such vesting through the Net Settlement Procedures; provided that you shall be restricted from transferring or selling any net shares of the Performance Based Shares you receive on January 2, 2020 after application of the Net Settlement Procedures until January 2, 2022 (other than any transfers for estate planning purposes or after your death or disability as may be permitted in accordance with the terms of such grants).

•	KEEPA Plan: Effective immediately, you will no longer be covered under the Key Employee Protection Plan and your agreement thereunder with MBIA is terminated.

•	Pre-65 Retiree Medical / Dental Benefits: If you are enrolled in MBIA’s medical and/or dental plan, you may elect to continue your current coverage for the period starting on the Separation Date and ending May 15, 2019 (or such later date in accordance with applicable law), at which time your coverage will cease. The Company shall pay the cost of such coverage for a period of up to nine months after the Separation Date after which you may continue the coverage at your own expense.

•	Financial Planning/Outplacement: The Company shall pay you $10,000 to cover the cost of financial planning and/or outplacement.

If you die before receiving any of the payments and benefits set forth herein, they shall accrue to your estate.

As used herein, “cause” means (i) your willful failure to perform substantially your duties as an employee (other than as a result of incapacity due to physical or mental illness); (ii) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment; (iii) your engaging in serious misconduct that is injurious to the company or its affiliates in any way, including, but not limited to, by way of damage to its/their respective reputations or standings, (iv) your being charged with, convicted of, or entering a plea of nolo contendere to, a crime that constitutes a felony or which involves moral turpitude; (v) your intentional disclosure or misuse of confidential information; (vi) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the company or its affiliates; or (vi) intentional material breach of any of the company’s or its affiliates’ policies or intentional misuse or material damage to their property.

Section 3 Accrued Benefits

In addition, you will be eligible to receive the following benefits to which you are entitled regardless of whether you sign the Agreement.

•	Pension / 401k: You may contact Fidelity Investments directly at (800) 421-3844 or on-line at 401k.com regarding your retirement account balances, distribution options and income tax implications.

•	MBIA Inc. Deferred Compensation Plan: Any vested retirement assets must be distributed following your separation date in the form of lump sum or in installment payments as previously elected. As a “specified employee”, any distribution is subject to a six month waiting period from the Separation Date in accordance with IRC 409A. Any payments to you will be made in accordance with the plan.

•	Vacation: You will receive payment for any accrued and unused vacation days as of your last day of employment.

Exhibit B to

Separation Agreement

General Release

By and in consideration of the Severance Benefits to be provided by MBIA Services Corporation (the “Company”) pursuant to the Separation Agreement (the “Agreement”), dated                              , 2018, between the Company and Ram D. Wertheim (the “Executive”), whereby the Executive terminates his employment with the Company effective                          , 201    , the Executive hereby agrees that:

1. General Release of Claims.

a. The Executive for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges the Company on behalf of any of its past or present parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors and assigns, and any of its or their past or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (collectively the “MBIA Entities and Persons”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Executive ever had, now has, or may have against the MBIA Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter arising out of the Executive’s employment, and/ or retirement from employment, up to and including the date on which the Executive signs this General Release.

b. Without limiting the generality of the foregoing, this General Release is intended to and shall release the MBIA Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the MBIA Entities and Persons arising out of the Executive’s employment, and/or termination of that employment, including but not limited to any claim under: (i) the Age Discrimination in Employment Act; (ii) Title VII of the Civil Rights Act; (iii) the American with Disabilities Act; (iv) the New York State Human Rights Law; (v) the New York City Administrative Code; (vi) any claim under any other federal, state or local law (statutory or decisional), regulation or ordinance relating to and/or prohibiting employment discrimination, harassment and/or retaliation; (vii) any claim under the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (viii) any claim under the Family and Medical Leave Act; (ix) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the separation of such employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (x) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this General Release shall be a waiver of claims that may (1) arise after the date on which the Executive signs this General Release, (2) are preserved by the Agreement, or (3) relate to the Executive’s rights as a shareholder of MBIA.

c. Nothing in the provisions above shall be construed to prevent the Executive from filing a charge with, or participating in any investigation conducted by, a governmental agency. Nevertheless, the Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived above. Therefore the Executive agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this General Release.

2. Governing Law. This General Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without reference to principles of conflict of laws.

3. Acknowledgments. The Executive acknowledges that: (a) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this General Release; (b) he has carefully read this General Release in its entirety; (c) he has had the opportunity to consider fully for at least forty-five (45) days the terms of this General Release; (d) he fully understands the significance of all of the terms and conditions of this General Release and he has discussed it with independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this General Release; and (f) he is signing this General Release voluntarily and of his own free will and assent to all the terms and conditions contained herein with the intent to be bound hereby.

4. Acceptance. The Executive hereby accepts this General Release by fully executing it and returning it to the Managing Director, Human Resources of the Company (currently Liz Blasius, located at 1 Manhattanville Rd., Suite 301, Purchase, NY 10577), no sooner than the Separation Date (as defined in the Agreement), and no later than 21 days following the Separation Date. After executing this General Release, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this General Release by indicating his desire to do so in writing addressed and delivered to the Managing Director, Human Resources of the Company (currently Liz Blasius, located at 1 Manhattanville Rd., Suite 301, Purchase, NY 10577), no later than the close of business on the seventh (7th) day following the date the Executive executes this General Release. In the event the Executive does not accept this General Release as set forth above, or in the event he revokes this General Release during the Revocation Period, the obligation of the Company to provide the Severance Benefits which are conditioned on his signing and not revoking this General Release shall be deemed automatically null and void.

Dated:

Signature:
Ram D. Wertheim

STATE OF                         )

                                             ) SS.:

COUNTY OF                    )

On this      day of              201    , before me personally came                                      to be known and known to me to be the person described and who executed the foregoing General Release, and he duly acknowledged to me that he executed the same.

                                          Notary Public